                                                                EXHIBIT (d)(vii)


                            SMALL COMPANY GROWTH FUND
                                       OF
                       THE ENTERPRISE GROUP OF FUNDS, INC.
                            FUND MANAGER'S AGREEMENT

         THIS AGREEMENT, made the 12th day of April, 2004, is among The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and William D. Witter, Inc., a New York corporation (hereinafter referred to as the "Fund Manager").

BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Adviser's Agreement dated as of May 1, 1993, with the Fund ("Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the series of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Fund Managers to the series of the Fund.

         (B) The parties hereto wish to enter into an agreement (the "Agreement") whereby the Fund Manager will provide to the Small Company Growth Fund of the Fund (the "Small Company Growth Fund") securities investment advisory services for that Fund, subject to requisite approvals under the Investment Company Act of 1940. The Fund, the Adviser, and the Fund Manager are registered under the 1940 Act.

WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Fund, Adviser and the Fund Manager agree as follows:

                  (1) The Fund and Adviser hereby employ the Fund Manager to render certain investment advisory services to the Fund, as set forth herein. The Fund Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

                  (2) The Fund Manager shall furnish the Small Company Growth Fund advice with respect to the investment and reinvestment of the assets of the Small Company Growth Fund, or such portion of the assets of the Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the series as set forth in the Fund's most recent Registration Statement and the Fund's governing documents.

                  (3) The Fund Manager shall perform a monthly reconciliation of the Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

                  (4) The Fund Manager shall for all purposes herein be deemed to be an independent contractor. The Fund Manager has no authority to act for or represent the Fund or the series in any way except to direct securities transactions pursuant to its investment advice hereunder. The Fund Manager is not an agent of the Fund or the series.

                  (5) The Fund Manager shall maintain all books and records with respect to the Small Company Growth Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940 ("the 1940 Act") and shall render to the Fund's Board of Directors such periodic and special reports as the Fund's Board of Directors may reasonably request. The Fund Manager shall timely furnish to the Adviser all information relating to the Fund Manager's services under this Agreement needed by the Adviser to keep the other books and records of the Small Company Growth Fund required by Rule 31a-1 under the 1940 Act. The Fund Manager agrees that all records that it maintains on behalf of the Small Company Growth Fund are property of the Small Company Growth Fund and the Fund Manager will surrender promptly to the Small Company Growth Fund any of such records upon the Small Company Growth Fund's request; provided, however, that the Fund Manager may retain a copy of such records. The Fund Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The Fund Manager shall perform a monthly reconciliation of the Small Company Growth Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

                  (6) It is understood that the Fund Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the series.

                  (6)(a) The Adviser agrees to pay the Fund Manager for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of the Agreement, on the twentieth (20th) day after the close of each calendar month, a sum equal to 0.033 of 1% of the average of the daily closing net asset value of the Small Company Growth Fund managed by the Fund Manager during such month (that is, .40 of 1% per year) for the first $1,000,000,000 of assets under management and a sum equal to 0.025 of 1% of the average of the daily closing net asset value of the Small Company Growth Fund during such month (that is, 0.30 of 1% per year) for assets in excess of $1,000,000,000 under management.

                  (6)(b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

                  (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Fund shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Small Company Growth Fund's shares.

                  (7) The services of the Fund Manager hereunder are not to be deemed to be exclusive, and the Fund Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Fund Manager of its responsibilities hereunder, it is agreed that the Fund Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder. The Fund Manager may, from time to time hereafter, act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, provided that when the Fund Manager purchases or sells securities of the same issuer on behalf of two or more advisory clients the available securities will be allocated in a manner believed by the Fund Manager to be equitable to each client.

                  (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Fund Manager shall not be liable to the Fund, the series or the Adviser or to any shareholder or shareholders of the Fund, the series or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Fund Manager hereunder.

                  (9) The Fund Manager will take necessary steps to prevent the investment professionals of the Fund Manager who are responsible for investing assets of the Fund from taking, at any time, a short position in any shares of any holdings of any series of the Fund for any accounts in which such individuals have a beneficial interest, excluding short positions, including without limitation, short against-the-box positions, effected for tax reasons. The Fund Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to Fund series transactions insofar as such transactions may relate to the Fund Manager.

                  (10) In connection with the management of the investment and reinvestment of the assets of the Fund, the Fund Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of Fund securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Funds and its shareholders, the Fund Manager shall have the right, subject to the approval of the Board of Directors of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Fund, the Adviser, or the Fund Manager and, subject to the Conduct Rules of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of series of the Fund.

                  (11) The Fund may terminate this Agreement by thirty (30) days written notice to the Adviser and the Fund Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Directors, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by thirty (30) days written notice to the Fund Manager and the Fund Manager may terminate this Agreement by thirty (30) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

                  (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until April 12, 2006, and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Directors of the Fund, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Small Company Growth Fund, and (2) is specifically approved at least annually by the vote of a majority of Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                  (13) The Adviser shall indemnify and hold harmless the Fund Manager, its officers and directors and each person, if any, who controls the Fund Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising from the Indemnified Party's performance or non-performance of any duties under this Agreement. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Fund Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Manager or such controlling persons.

                           The Fund Manager  shall  indemnify  and hold harmless
the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Fund Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Fund Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Fund Manager, the Fund Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Fund Manager by the provisions of subsection (i) and (ii) of this section.

                  (14) Except as otherwise provided in paragraph 13 hereof and as may be required under applicable federal law, this Fund Manager's Agreement shall be governed by the laws of the State of Georgia.

                  (15) The Fund Manager agrees to notify the parties within a reasonable period of time regarding a material change in the membership of the Fund Manager.

                  (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

                  (17) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

                  (18) If any provision of this Agreement shall be held or made invalid by a count decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and attested, as of the date first above written.

                                       THE ENTERPRISE GROUP OF FUNDS, INC.


ATTEST: /s/ CATHERINE R MCCLELLAN      By: /s/ VICTOR UGOLYN
        -------------------------          ------------------------------------
                 Secretary                   Victor Ugolyn, Chairman, President
                                                  and Chief Executive Officer

                                       ENTERPRISE CAPITAL MANAGEMENT, INC.


ATTEST: /s/ CATHERINE R MCCLELLAN      By: /s/ VICTOR UGOLYN
        -------------------------          ------------------------------------
                 Secretary                   Victor Ugolyn, Chairman, President
                                                  and Chief Executive Officer

                                       WILLIAM D. WITTER, INC.


ATTEST: /s/ MELANIE H MARSHAK          By: /s/ DEAN WITTER III
        -------------------------          ------------------------------------
                 Secretary                   Dean Witter III, President and
                                                  Chief Executive Officer